                      TRANSACTION SYSTEMS ARCHITECTS, INC.

                       OFFER TO EXCHANGE OPTIONS UNDER THE

               ACI HOLDING, INC. 1994 STOCK OPTION PLAN AND THE

                      TRANSACTION SYSTEMS ARCHITECTS, INC.

               1996 STOCK OPTION PLAN AND 1999 STOCK OPTION PLAN

                                 FOR NEW OPTIONS

                     THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE

            AT 11:59 P.M., OMAHA, NEBRASKA TIME, ON AUGUST 28, 2001,

          UNLESS TRANSACTION SYSTEMS ARCHITECTS, INC. EXTENDS THE OFFER

         Transaction Systems Architects, Inc. (which may be referred in this offer as "we" "us" or "TSA") is offering to exchange all outstanding options to purchase shares of our Class A common stock ("common stock") granted under the ACI Holding, Inc. 1994 Stock Option Plan (the "1994 Option Plan"), the Transaction Systems Architects, Inc. 1996 Stock Option Plan (the "1996 Option Plan"), and the Transaction Systems Architects, Inc. 1999 Stock Option Plan (the "1999 Option Plan") that are held by eligible employees or eligible directors for new options under the same option plan as the options that are tendered. The 1994 Option Plan, the 1996 Option Plan, and the 1999 Option Plan are referred to collectively as the Option Plans and each individually as an Option Plan. An "eligible employee" refers to all of our employees and employees of our subsidiaries who are actively employed or on an authorized leave of absence from August 1, 2001 continuously through the grant date of the new options and otherwise meet the eligibility requirements described in this offer. Unless otherwise required by law, to be an eligible employee with respect to options under the 1996 Option Plan you also must be employed at least 30 hours per week and under the 1999 Option Plan you also must be employed at least 20 hours per week. Eligible employees do not include employees who, before expiration of the offer, resign, retire, die, are involuntarily terminated, or give or receive any notice of resignation, retirement or termination. Employees who are eligible for purposes of tendering eligible options must also satisfy certain eligibility requirements at the grant date of the new options to be entitled to receive a new grant. An "eligible director" refers to all persons who are our directors from August 1, 2001 continuously through the grant date of the new options.

         We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related acceptance letter (which together, as they may be amended or supplemented from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the eligible options tendered by such option holder and accepted for exchange. We will grant the new options on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. You may only tender options for all or none of the shares of common stock currently subject to an option grant. If you tender an option grant for exchange, you will be required to also tender all subsequent option grants with a lower exercise price that you received during the six months immediately prior to the date we cancel options accepted for exchange. If you have not received any options within the last six months, you will not be required to tender any options pursuant to the foregoing sentence.

         This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to conditions that we describe in Section 6 of this offer to exchange.

         If you tender eligible options for exchange, we will grant you new options under the same Option Plan as the options you tender and we will enter into a new option agreement with you, all as more fully described in the offer. The exercise price of the new options will equal the fair market value of our common stock on the grant date of the new options. The new options, unlike the options you tender for exchange (which generally vest 1/48 per month from the date of grant if under the 1994 Option Plan, 25% annually on each anniversary of the grant date if under the 1996 Option Plan, and one third on each anniversary of the grant date if under the 1999 Option Plan), will have a vesting schedule of 1/18 per month beginning on the grant date of the new options, except that if executive officers tender options under the 1994 Option Plan, their new options will vest 25% annually on each anniversary of the grant date of the new options.

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

         Shares of our common stock are quoted on the Nasdaq National Market under the symbol "TSAI." On July 31, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $11.20 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the acceptance letter to:

                                    Eric Nipp
                      Transaction Systems Architects, Inc.
                             224 South 108th Avenue
                              Omaha, Nebraska 68154
                          Telephone No: (402) 778-1911
                        E-mail Address: nippe@tsainc.com

                                    IMPORTANT

         If you wish to tender your options for exchange, you must complete and sign the acceptance letter in accordance with its instructions, and deliver the acceptance letter and any other required documents to us by external mail to:

                                  Mary Ramsdell
                      Transaction Systems Architects, Inc.
                             224 South 108th Avenue
                              Omaha, Nebraska 68154

         We recommend that you use a courier service or registered mail with return receipt requested. Delivery by facsimile, e-mail or any form of interoffice mail will NOT be accepted.

         We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction or would cause undue administrative burden. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF. AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ACCEPTANCE LETTER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET..................................................................................................1

INTRODUCTION........................................................................................................6

THE OFFER...........................................................................................................7

1.       ELIGIBLE EMPLOYEES, ELIGIBLE DIRECTORS, AND ELIGIBLE OPTIONS...............................................7

2.       PURPOSE OF THE OFFER.......................................................................................8

3.       PROCEDURES FOR TENDERING OPTIONS...........................................................................8

4.       WITHDRAWAL RIGHTS..........................................................................................9

5.       ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS....................................9

6.       CONDITIONS OF THE OFFER...................................................................................10

7.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS........................................................12

8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS..................................................12

9.       INFORMATION CONCERNING TSA................................................................................16

10.      INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.................18

11.      STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.......................19

12.      LEGAL MATTERS; REGULATORY APPROVALS.......................................................................20

13.      MATERIAL U.S. FEDERAL INCOME AND OTHER TAX CONSEQUENCES...................................................20

14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT................................................................21

15.      FEES AND EXPENSES.........................................................................................21

16.      ADDITIONAL INFORMATION....................................................................................21

17.      MISCELLANEOUS.............................................................................................22


SCHEDULE A     INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
               OFFICERS OF TRANSACTION SYSTEMS ARCHITECTS, INC.....................................................23

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying acceptance letter because the information in this summary is not complete and additional important information is contained in the remainder of this offer to exchange and the acceptance letter. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

o        WHY ARE WE MAKING THE OFFER?

         The Option Plans are intended to provide retention and performance incentives for employees and directors. The vast majority of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will
(1) have an exercise price equal to the fair market value of our common stock on the date that we grant new options and (2) begin vesting one month after the grant date, we intend to provide our employees and directors with the benefit of owning options that over time may have a greater potential to increase in value, create better retention and performance incentives for those individuals and thereby maximize stockholder value. (Page 8).

o        WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

         We are offering to exchange all eligible stock options that are outstanding under the 1994 Option Plan, 1996 Option Plan and 1999 Option Plan held by eligible employees or eligible directors, or any lesser number of eligible options that option holders properly tender in the offer, for new options under the same Option Plan as the options which are tendered. Options issued under any of our other plans are not eligible for the offer. (Page 7).

o        WHO QUALIFIES AS AN ELIGIBLE EMPLOYEE OR ELIGIBLE DIRECTOR?

         An "eligible employee" is an employee of TSA or one of its subsidiaries who is actively employed or on an authorized leave of absence from August 1, 2001 continuously through the grant date of the new options and otherwise meets the eligibility requirements described in this offer. (Page 7). To be an eligible employee with respect to options under the 1996 Option Plan you also must be employed at least 30 hours per week and under the 1999 Option Plan you also must be employed at least 20 hours per week. However, "eligible employees" do not include employees who, before the expiration of the offer, resign, retire, die, are involuntarily terminated, or give or receive any notice of resignation, retirement or termination.
Further, employees who are eligible for purposes of tendering eligible options must also satisfy certain eligibility requirements at the grant date of the new options to be entitled to receive a new grant. An "eligible director" is any person who is a director of TSA from August 1, 2001 continuously through the grant date of the new options.

o        WHY DON'T WE SIMPLY REPRICE THE CURRENT OPTIONS?

         "Repricing" existing options would result in variable accounting for such options, which would require us, for financial reporting purposes, to record additional compensation expense each quarter until such repriced options are exercised, cancelled or expired. Additional compensation expense would reduce our future earnings, which could have a negative impact on our future stock price.

o        WHAT ARE THE CONDITIONS TO THE OFFER?

         The offer is not conditioned upon a minimum number of options being tendered. However, the offer is subject to a number of other conditions with regard to events that could occur prior to the expiration of the offer. These events include, but are not necessarily limited to, a change in accounting principles, a lawsuit challenging the exchange offer, a third-party tender offer for our common stock, or an acquisition proposal. These and various other conditions are more fully described in Section 6. (Page 10). Additionally, any change in your employment status or status as a director could result in you not receiving a grant of new options. (Page 7).

o ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER (CURRENTLY SCHEDULED TO OCCUR AUGUST 28,
         2001) TO RECEIVE THE NEW OPTIONS?

         To be entitled to receive a grant of new options pursuant to the offer and under the terms of the Option Plans, you must be an eligible employee or eligible director of TSA or one of our subsidiaries from August 1, 2001 continuously through the date we grant the new options. To be an eligible employee with respect to options under the 1996 Option Plan you must also be employed at least 30 hours per week and under the 1999 Option Plan you must also be employed at least 20 hours per week.

         As discussed below, we will not grant the new options until on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. IF, FOR ANY REASON, YOU ARE NOT AN ELIGIBLE EMPLOYEE OR ELIGIBLE DIRECTOR OF TSA OR ONE
OF OUR SUBSIDIARIES FROM AUGUST 1, 2001 CONTINUOUSLY THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT WE HAVE ACCEPTED FOR EXCHANGE. PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OR A DIRECTOR OF TSA OR ANY OF OUR SUBSIDIARIES.
(Page 7).

         Accordingly, to be entitled to receive the new options, you must be actively employed, on an approved leave of absence, or serving as a director from August 1, 2001 continuously through the grant date of the new options and not have received or given notice of resignation, retirement or termination.

o ARE CURRENTLY ACTIVE EMPLOYEES LOCATED OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

         Currently active employees located outside the United States holding eligible options may participate in the offer, provided they otherwise meet the eligibility requirements described in this offer. Special considerations may apply to employees located outside the United States. In some countries, the application of local rules may have important consequences to those employees. We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction or would cause undue administrative burden. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any jurisdiction. We have distributed with this offer short summaries of some of these consequences with respect to some of the countries where our non-U.S. employees are located. If you are an employee located outside the United States, you should review these summaries and consult your individual tax, legal and investment advisors. You should also consult your individual tax, legal and investment advisors if you have changed the country of your residence or the country in which you perform services for us since the grant date of your currently outstanding options. (Page 15).

o        HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED
         OPTIONS?

         We will grant you new options to purchase a number of shares of our common stock equal to the number of shares of common stock subject to the options you tender that we accept for exchange. All new options will be granted under the same Option Plan as the options you tender and will be subject to the terms and conditions of that Option Plan and a new option agreement between you and us. The new option agreement will be in substantially the same form as the option agreement or agreements for your current options, except for changes to the exercise price, the vesting schedule, and the expiration date resulting from the grant of new options. We intend to further modify the form of option agreements to be issued in foreign jurisdictions in connection with the grant of new options to comply as required with foreign laws. (Page 12).

o        IF I CHOOSE TO TENDER OPTIONS FOR EXCHANGE, DO I HAVE TO TENDER ALL MY
         OPTIONS?

         You must tender all of the outstanding options for each grant that you intend to tender. We are not accepting partial tenders of options currently subject to an option grant. For example, if you hold an option to purchase 1,000 shares of common stock at an exercise price of $30.00 per share, you must either tender all or none of such options; you cannot tender only part of the option and retain the remainder of the option. Also, if you were previously granted an option to purchase 1,000 shares of common stock and subsequently exercised your option to purchase 200 shares, you must tender all or none of the remaining option to purchase 800 shares. On the other hand, if you have multiple option grants, you may choose not to tender all of your grants. You will, however, be subject to a "six month look-back" that will require you to tender all option grants that you received during the six months immediately prior to the date we cancel the options accepted for exchange if those grants were made subsequent to, and have an exercise price lower than the exercise price of, the grant(s) that you tender. For example, if you received an option grant in February 2001 with an exercise price of $20.00 per share and a grant in April 2001 with an exercise price of $15.00 and you wanted to tender your February 2001 option grant, you would also be required to tender your April 2001 grant for exchange. If you tender for exchange any option grant, you will automatically be deemed to have tendered all option grants subject to the "six month look-back" for exchange and cancellation. If you have not received any option grants within the last six months, the "six month look-back" rule is not applicable to you. (Page 7).

o        WHEN WILL THE NEW OPTIONS BE GRANTED?

         We will grant the new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If we cancel tendered options on August 29, 2001, the business day following the scheduled expiration date, the grant date of the new options will be on or about March 4, 2002.

o WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

         If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required to record compensation expense against our earnings for financial reporting purposes. Compensation expenses would reduce our reported earnings, which could have a negative impact on our future stock price. By deferring the grant of the new options for at least six months and one day, we believe we will not be required to record such compensation expense. (Page 19).

o        WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

         The exercise price of the new options will equal the fair market value of our common stock on the date we grant the new options. We expect that this will be determined based upon the closing bid price of our common stock on the Nasdaq National Market on the date we grant the new options. Accordingly, we cannot predict the exercise price of the new options. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. (Page 13). Information regarding our stock price is set forth on page 12.

o HOW CAN I FIND OUT THE DETAILS OF MY OUTSTANDING OPTIONS THAT ARE ELIGIBLE FOR THIS OFFER?

         As soon as practicable after the date of this offer, we will deliver to each employee and director a report of option grant history for that individual. You should refer to that report for details of your outstanding options. If you do not receive a copy of your most recent report, you should contact us in the manner described under the Question "WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?"

o WILL THE TERMS OF THE NEW OPTIONS BE THE SAME AS THE TERMS OF THE OPTIONS TENDERED FOR EXCHANGE?

         The new options will be issued under the same Option Plan as the eligible options tendered for exchange and will be issued pursuant to an option agreement substantially similar to the option agreements pursuant to which the options tendered for exchange were issued. Accordingly, the terms of the new options will be the same as the terms of the options tendered for exchange, except as follows:

         o EXERCISE PRICE. Although the method for determining the exercise price of the new options is generally the same as the method used for determining the exercise price of the options tendered for exchange (i.e., based on the fair market value of our common stock on the date of grant), it is likely that the exercise price of the new options will be different from the exercise price of the tendered options.

         o VESTING. The options tendered for exchange generally vest 1/48 per month from the date of grant if under the 1994 Option Plan, 25% annually on each anniversary of the grant date if under the 1996 Option Plan, and one third on each anniversary of the grant date if under the 1999 Option Plan. The new options will have a vesting schedule of 1/18 per month that begins on the grant date of the new options, except that if executive officers tender options under the 1994 Option Plan, their new options will vest 25% annually on each anniversary of the grant date of the new options.

         o TERM. While the expiration date of both the new options and the options tendered for exchange is ten years from the date of grant, the new options will expire on a later date than the tendered options would have expired because they will be granted on a later date. (Page 13).

o        WHEN WILL THE NEW OPTIONS VEST?

         The new options, unlike the outstanding options (which generally vest 1/48 per month from the date of grant if under the 1994 Option Plan, 25% annually on each anniversary of the grant date if under the 1996 Option Plan, and one third on each anniversary of the grant date if under the 1999 Option
Plan) will have a vesting schedule of 1/18 per month that begins on the grant date of the new options, except that if executive officers tender options under the 1994 Option Plan, their new options will vest 25% annually on each anniversary of the grant date of the new options. That means that except for new options granted to executive officers under the 1994 Option Plan, the new option grant will (1) become exercisable in 18 equal monthly installments after the grant date of the new options and (2) assuming we grant the new options on or about March 4, 2002, be fully exercisable on or about September 4, 2003, subject to the terms and conditions of the applicable Option Plan and your option agreement. No portion of the new options we grant will be immediately exercisable, even if the options you tender for exchange are or were scheduled to become exercisable. The 18 month vesting schedule of the new options will not begin until the grant date of those options. Therefore, while the new options begin vesting following the first month after the new grant date, you will lose the benefits of any vesting under options you tender in the offer. (Page 13).

o        WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

         If you exchange your current options for new options, we believe you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, we believe you will not be required under current law to recognize income for U.S. federal income tax purposes. We strongly recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the offer. We have distributed with this offer short summaries of some of these consequences with respect to some of the countries where our non-U.S. employees are located. If you are an employee located outside the United States, you should review these summaries and consult your individual tax, legal and investment advisors. You should also consult your individual tax, legal and investment advisors if you have changed your country of residence or the country in which you perform services for us since the grant date of your outstanding options. (Page 15).

o WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

         Nothing, assuming you are not required to tender such options pursuant to the "six month look-back." If you have not received any options within the last six months, the "six month look-back" rule is not applicable to you. Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding and retain their current exercise price and current vesting schedule. You may exercise vested options in accordance with the applicable Option Plan.

o        HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER OPTIONS IN THE OFFER?
         CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

         You have until 11:59 p.m., Omaha, Nebraska time, on August 28, 2001 to tender, and for us to receive, properly completely, a duly executed acceptance letter and any other documents required by your acceptance letter.

         We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If we extend the offer, we will make an announcement of the extension no later than 9:00 a.m., Omaha, Nebraska time, on the next business day following the previously scheduled expiration date. If we extend the offer, we may delay the acceptance of any options that have been tendered. (Page 21). If the offer is extended, then the cancellation date for tendered eligible options accepted for exchange and the grant date for new options may be extended to avoid the possibility that we would have to recognize any charges in our financial statements that would reduce our reported earnings.

o        HOW DO I TENDER MY OPTIONS?

         If you decide to tender your options, you must deliver and we must receive before the offer expires, a properly completed and duly executed acceptance letter and any other documents required by the acceptance letter to Mary Ramsdell, Transaction Systems Architects, Inc., 224 South 108th Avenue, Omaha, Nebraska 68154. For your tender of eligible options to be effective, we must receive the executed acceptance letter and other required documents, before 11:59 p.m., Omaha, Nebraska time, on August 28, 2001 (or before any extended expiration date for the offer). We will only accept delivery of the signed acceptance letter and other documents required by the acceptance letter by external mail. We recommend that you use a courier service or registered mail with return receipt requested. Delivery by facsimile, e-mail or any form of interoffice mail will NOT be accepted. (Page 8).

o        DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

         You may withdraw your tendered options at any time before the offer expires. You must withdraw all tendered options because we are not accepting withdrawals of only a portion of your tendered options. To withdraw tendered options, we must receive at the address listed above while you still have the right to withdraw the tendered options, your withdrawal letter with the required information. As in the case of delivery of the acceptance letter, you must deliver the signed withdrawal letter to us at Transaction Systems Architects, Inc., 224 South 108th Avenue, Omaha, Nebraska 68154, Attn: Mary Ramsdell, by external mail. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 9).

o        WHAT HAPPENS IF WE MERGE INTO OR ARE ACQUIRED BY ANOTHER COMPANY?

         Under the 1999 Option Plan and the 1996 Option Plan, in the event of any offer to holders of TSA common stock relating to the acquisition of their shares through purchase, merger or otherwise, or an acquisition of substantially all of the assets or business of TSA, then the compensation committee may make such adjustments as it deems equitable in respect of the outstanding options granted under the 1999 Option Plan and 1996 Option Plan including the revision or cancellation of the options. Under the 1994 Option Plan, in the event of (1) a merger, consolidation or reorganization of TSA with one or more other corporations in which the TSA is not the surviving corporation, (2) a sale of substantially all of the assets of TSA, or (3) any transaction approved by our board of directors which results in any person other than an affiliate owning 80 percent or more of the combined voting power of all classes of TSA stock, then the 1994 Option Plan and all options granted under that plan will terminate, except to the extent provision is made in writing in connection with such transaction for the continuation of the plan or the assumption of the outstanding options, or for the substitution of new options covering the stock of a successor. In the event of any such termination of the 1994 Option Plan, each individual holding an option granted under that plan will have the right, subject to limitations on exercise set forth in the 1994 Option Plan, immediately prior to the occurrence of such termination and during a period of at least thirty days prior to termination of the plan, to exercise the option.

o        WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

         Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether or not you should tender your options. You must make your own decision whether to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

o        WHAT ARE SOME OF THE KEY DATES TO REMEMBER?

         The commencement date of the offer is August 1, 2001.

         The offer expires at 11:59 p.m., Omaha, Nebraska time, on August 28, 2001.

         The new options will be granted on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange.

o        WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance, you should contact Eric Nipp, Transaction Systems Architects, Inc., 224 South 108th Avenue, Omaha, Nebraska 68154 (Telephone No. (402) 778-1911; E-mail Address: nippe@tsainc.com).

                                  INTRODUCTION

         We are offering to exchange all outstanding options to purchase shares of our common stock granted under the 1994 Stock Option Plan, the 1996 Stock Option Plan, and the 1999 Stock Option Plan held by eligible employees or eligible directors for new options we will grant under the same Option Plan as the options that are tendered. An "eligible employee" refers to employees of TSA or its subsidiaries who are active employees or on an authorized leave of absence from August 1, 2001 continuously through the grant date of the new options and otherwise meet the eligibility requirements described in this offer. Unless otherwise required by law, to be an eligible employee with respect to options under the 1996 Option Plan you also must be employed at least 30 hours per week and under the 1999 Option Plan you also must be employed at least 20 hours per week. Eligible employees do not include employees who, before the expiration of the offer, resign, retire, die, are involuntarily terminated, or give or receive any notice of resignation, retirement, or termination. Employees who are eligible for purposes of tendering eligible options must also satisfy certain eligibility requirements at the grant date of the new options. An "eligible director" refers to directors of TSA from August 1, 2001 continuously through the grant date of the new options.

         We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related acceptance letter (which together, as they may be amended or supplemented from time to time, constitute the "offer"). If you tender options for exchange, we will grant you new options under the same Option Plan as the options you tender and we will enter into a new option agreement with you. All tendered options accepted by us pursuant to this offer will be cancelled.

         This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to conditions that we describe in Section 6 below.

         As of July 31, 2001, options to purchase 3,160,209 shares of our common stock were issued and outstanding under the Option Plans, of which options to purchase 3,089,100 shares of our common stock, constituting 98%, were held by eligible employees and eligible directors.

                                    THE OFFER

1.       ELIGIBLE EMPLOYEES, ELIGIBLE DIRECTORS, AND ELIGIBLE OPTIONS.

         Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase common stock under the Option Plans all outstanding options under the Option Plans held by "eligible employees" or "eligible directors" that are properly tendered and not validly withdrawn in accordance with Section 4 before the "expiration date," as defined below. We will not accept partial tenders of options for any portion of the shares subject to an option grant. Therefore, you must tender all or none of the outstanding options with respect to each of your outstanding grants. If you tender an option grant for exchange, you will be required to also tender all subsequent option grants with a lower exercise price that you received during the six months immediately prior to the date on which we cancel the options accepted for exchange. If you tender any option grant for exchange, you will automatically be deemed to have tendered all option grants subject to the "six month look-back" for exchange and cancellation. If you have not received any option grants within the last six months, the "six month look-back" is not applicable to you.

         The offer is extended only to "eligible employees." An "eligible employee" refers to all of our employees and employees of our subsidiaries who are active employees or on an authorized leave of absence from August 1, 2001 continuously through the grant date of the new options and otherwise meet the eligibility requirements described in this offer. Eligible employees do not include employees who, before the expiration of the offer, resign, retire, die, are involuntarily terminated, or give or receive any notice of resignation, retirement or termination. To be an eligible employee with respect to options under the 1996 Option Plan you also must be employed at least 30 hours per week and under the 1999 Option Plan you also must be employed at least 20 hours per week. Further, employees who are eligible for purposes of tendering eligible options must satisfy certain eligibility requirements at the grant date of the new options to be entitled to receive a new grant of options. An "eligible director" refers to directors of TSA from August 1, 2001 continuously through the grant date of the new options.

         If your options are properly tendered and accepted for exchange, unless we terminate this offer pursuant to the terms and conditions hereof, you will be entitled to receive, on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange, new options to purchase the number of shares of our common stock that is equal to the number of shares subject to the options that you tendered, subject to adjustments for any stock splits, stock dividends and similar events that occur prior to the grant date of the new options. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. IF, FOR ANY REASON, YOU ARE NOT AN ELIGIBLE EMPLOYEE OR ELIGIBLE DIRECTOR OF TSA OR ONE OF OUR SUBSIDIARIES FROM AUGUST 1, 2001 CONTINUOUSLY THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED. PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOY OR AS A DIRECTOR OF TSA OR ANY OF OUR SUBSIDIARIES. This means you must be actively employed, on an authorized leave of absence, or serving as a director from August 1, 2001 continuously through the date of grant of the new options or you will not receive anything for the options that you tendered and we cancelled.

         The term "expiration date" means 11:59 p.m., Omaha, Nebraska time, on August 28, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

2.       PURPOSE OF THE OFFER.

         We issued the options outstanding under the Option Plans to:

         o provide our employees and directors an opportunity to acquire or increase a proprietary interest in us, thereby creating a stronger incentive to expend maximum effort for our growth and success; and

         o encourageour employees to continue their employment by us and our directors to continue serving on our boards of directors.

         The vast majority of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. As of July 27, 2001, there were options to purchase 2,603,400 shares of common stock outstanding with an exercise price above $12.00, the last reported sale price of our common stock on the Nasdaq National Market on that date. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will (1) have an exercise price equal to the fair market value of our common stock on the date of grant of new options and (2) begin vesting one month after the grant date, we intend to provide our employees and directors with the benefit of owning options that over time may have a greater potential to increase in value, create better performance and retention incentives for these individuals and thereby maximize stockholder value.

         Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to tender your options for exchange.

3.       PROCEDURES FOR TENDERING OPTIONS.

         PROPER TENDER OF OPTIONS. To validly tender your options pursuant to the offer, you must, in accordance with the terms of the acceptance letter, properly complete, duly execute and deliver to us before the expiration date, the acceptance letter, along with any other documents required by the acceptance letter. We must receive all of the required documents at Transaction Systems Architects, Inc., 224 South 108th Avenue, Omaha, Nebraska 68154, Attn: Mary Ramsdell, before the expiration date. We will accept delivery of the signed acceptance letters and other required documents only by external mail. Delivery by facsimile, e-mail or interoffice mail will NOT be accepted.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ACCEPTANCE LETTERS AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE COMPANY. WE RECOMMEND THAT YOU USE A COURIER SERVICE OR REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE THE MATERIALS. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

         DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our sole discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not timely tendered or in appropriate form, or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

         OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING

AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

         Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.       WITHDRAWAL RIGHTS.

         You may only withdraw your tendered options in accordance with the provisions of this Section 4.

         You may withdraw your tendered options at any time before the expiration date. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, unless we accept your tendered options for exchange before 11:59 p.m., Omaha, Nebraska time, on September 26, 2001, you may withdraw your tendered options at any time after 11:59 p.m., Omaha, Nebraska time, on September 26, 2001.

         You must withdraw all tendered options; you may not withdraw only a portion of tendered options. To validly withdraw tendered options, an option holder must deliver to us and we must receive at the address set forth in
Section 3 while the option holder still has the right to withdraw the tendered options, a signed and otherwise properly completed withdrawal letter. As in the case of the delivery of the letters of transmittal, you must deliver the signed withdrawal letter to us at Transaction Systems Architects, Inc., 224 South 108th Avenue, Omaha, Nebraska 68154, Attn: Mary Ramsdell, by external mail. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be identified on the notice of withdrawal.

         You may not rescind any withdrawal. Any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 3.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.       ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW
OPTIONS.

         Upon the terms and subject to the conditions of this offer and as promptly as reasonably practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. If your properly tendered options are accepted for exchange on August 29, 2001, the business day following the scheduled expiration date of the offer, you will be granted new options on or about March 4, 2002, which is the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. The exercise price of the new options will equal the fair market value of our common stock on the grant date of the new options.

         For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the right to receive the new options and the expected grant date of the new options.

6.       CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, if at any time on or after August 1, 2001 and prior to the expiration date (1) any of the following events has occurred, or has been determined by us to have occurred, and, (2) in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

         (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of TSA or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or TSA or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal, or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

                  (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

                  (3) materially impair the contemplated benefits of the offer to us; or

                  (4) materially and adversely affect the business, condition (financial or other), income, operations, or prospects of TSA or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

         (c)      there shall have occurred:

                  (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

                  (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

                  (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

                  (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

                  (5) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of TSA or our subsidiaries or on the trading in our common stock;

                  (6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of TSA or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

                  (7) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

                  (8) any decline in either the Dow Jones Industrial Average, the Nasdaq National Market, or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on August 1, 2001;

         (d) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles which could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

         (e) a tender or exchange offer with respect to some or all of our common stock, or a merger, consolidation, or acquisition proposal or offer for us or substantially all of our assets, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

                  (1)      any person, entity or "group," within the meaning of
                           Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before August 28, 2001;

                  (2)      any such person, entity or group that has filed a
                           Schedule 13D or Schedule 13G with the SEC on or before August 28, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

                  (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

         (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of TSA or our subsidiaries that, in our reasonable judgment, is or may be material to TSA or our subsidiaries or materially impairs or may materially impair the contemplated benefits of the offer to us.

         The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

         Under the 1999 Option Plan and the 1996 Option Plan, in the event of any offer to holders of TSA common stock relating to the acquisition of their shares through purchase, merger or otherwise, or an acquisition of substantially all of the assets or business of TSA, then the compensation committee may make such adjustments as it deems equitable in respect of the outstanding options granted under the 1999 Option Plan and 1996 Option Plan including the revision or cancellation of the options. Under the 1994 Option Plan, in the event of (1) a merger, consolidation or reorganization of TSA with one or more other corporations in which the TSA is not the surviving corporation, (2) a sale of substantially all of the assets of TSA, or (3) any transaction approved by our board of directors which results in any person other than an affiliate owning 80 percent or more of the combined voting power of all classes of TSA stock, then the 1994 Option Plan and all options granted under that plan will terminate, except to the extent provision is made in writing in connection with such transaction for the continuation of the plan or the assumption of the outstanding options, or for the substitution of new options covering the stock of a successor. In the event of any such termination of the 1994 Option Plan, each individual holding an option granted under that plan will have the right, subject to limitations on exercise set forth in the 1994 Option Plan, immediately prior to the occurrence of such termination and during a period of at least thirty days prior to termination of the plan, to exercise the option.

7.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

         Our common stock trades on the Nasdaq National Market under the symbol "TSAI." The following table sets forth, for the periods indicated, the high and low sale prices of the common stock as reported by the Nasdaq National Market.

FISCAL YEAR ENDED SEPTEMBER 30, 1999                                        HIGH                   LOW
                                                                            ----                   ---

Fourth quarter                                                             $40.375               $24.188

FISCAL YEAR ENDED SEPTEMBER 30, 2000                                        HIGH                   LOW
                                                                            ----                   ---

First quarter                                                              $37.000               $20.250
Second quarter                                                              48.125                20.250
Third quarter                                                               29.938                11.375
Fourth quarter                                                              22.313                14.250

FISCAL YEAR ENDED SEPTEMBER 30, 2001                                         HIGH                   LOW
                                                                             ----                   ---

First quarter                                                               $17.125              $10.750
Second quarter                                                               14.063                6.250
Third quarter                                                                15.500                5.688

         On July 31, 2001, the last trading day prior to this offer, the last sale price of the common stock as reported by the Nasdaq National Market was $11.20 per share. As of July 26, 2001, there were 445 holders of record of the common stock.

         WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

         CONSIDERATION. In exchange for outstanding options under an Option Plan properly tendered by eligible employees and accepted for exchange by us, we will issue new options to purchase common stock under the same Option Plan as the tendered options. We will grant the new options on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events that occur prior to the grant date of the new options. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. If we receive and accept tenders of all outstanding eligible options, we will grant new options to purchase a total of approximately 3,089,100 shares of our common stock and the common stock issuable upon exercise of the new options will equal approximately 8.6% of the total shares of our common stock outstanding as of July 27, 2001.

         TERMS OF NEW OPTIONS. The new options will be issued under the same Option Plan as the options you tender and a new option agreement between us and each option holder who has tendered options in the offer. Except with respect to the (1) exercise price, (2) the vesting schedule, and (3) the actual expiration date, and as otherwise specified in the offer, we expect that the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange. As soon as practicable after the date the new options are granted, we will deliver a new option agreement to each tendering option holder whose tendered options were accepted for exchange and cancelled by us. After receipt of the new option agreements, option holders will be expected to execute and deliver to us their option agreements as soon as practical. The following description summarizes the material terms of the Option Plans and the options granted under the Option Plans.

         GENERAL. The maximum number of shares of common stock available for issuance pursuant to the exercise of options granted under the 1994 Option Plan is 477,744, under the 1996 Option Plan is 504,000, and under the 1999 Option Plan is 3,000,000. The number of shares available under the 1999 Option Plan was increased from 2,000,000 following approval by our stockholders at the annual meeting of stockholders held on February 20, 2001. None of the additional shares available as a result of the stockholders approval will be used for the new options to be granted under this offer because under the terms of the Option Plans the number of shares underlying cancelled options become available for issuance of options under the Option Plans as if the cancelled options had never been granted. The shares underlying the cancelled options become available for issuance of the new options. The Option Plans permit the granting of non-qualified stock options (i.e., stock options that are not incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) and qualified options. All options subject to this offer are non-qualified stock options.

         ADMINISTRATION. The Option Plans are administered by the compensation committee of our board of directors and provide the committee with broad discretion to fashion the terms of grants of options, including type, size and exercise price, as it deems appropriate. The committee also selects the persons to whom options are granted.

         TERM. The outstanding options generally have terms of ten years. Subject to the provisions of the Option Plans and your option agreement, the new options to be granted pursuant to the offer will have a term of, and therefore expire, ten years from the grant date of the new options, except that certain new options granted to eligible employees who reside in the United Kingdom will expire seven years from the grant date of the new options.

         EXERCISE PRICE. The exercise price of each option is determined by the compensation committee. The exercise price of the new options to be granted pursuant to the offer will equal the fair market value of our common stock on the grant date of the new options. This means that assuming our common stock is still listed on the Nasdaq National Market at that time, the exercise price of the new options will equal the last reported bid price of our common stock on the Nasdaq National Market on the date of grant. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

         VESTING AND EXERCISE. Subject to the terms of the Option Plans, the compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. The exercisability of options may be accelerated by the compensation committee.

         The new options, unlike the outstanding options (which generally vest 1/48 per month from the date of grant if under the 1994 Option Plan, 25% annually on each anniversary of the grant date if under the 1996 Option Plan, and one third on each anniversary of the grant date if under the 1999 Option
Plan), will have a vesting schedule of 1/18 per month that begins on the grant date of the new options, except that if executive officers tender options under the 1994 Option Plan, their new options will vest 25% annually on each anniversary of the grant date of the new options. That means that except for new options granted to executive officers under the 1994 Option Plan, the new option grant will (1) become exercisable in 18 equal monthly installments after the grant date of the new options and (2) assuming we grant the new options on or about March 4, 2002, be fully exercisable on or about September 4, 2003, subject to the terms and conditions of the applicable Option Plan and your option agreement. No portion of the new options we grant will be immediately exercisable, even if the options you tender for exchange are or were scheduled to become exercisable. The 18 month vesting schedule of the new options will not begin until the grant date of those options. Therefore, while the new options will begin vesting following the first month after the new grant date, you will lose the benefits of any vesting under options you tender in the offer.

         METHOD OF EXERCISING OPTIONS. After the new options begin vesting, the option holder may exercise the options in accordance with the terms of the applicable Option Plan and the option holder's option agreement by providing to us (1) a written notice identifying the option and stating the number of shares of common stock that the option holder desires to purchase and (2) payment in full of the option price per share for the shares of common stock then being acquired in cash or by certified check payable to the order of TSA in full payment for the shares of common stock being purchased. We may also in our discretion permit or require alternate means of exercise of the options subject to the terms of the Option Plans.

         PROHIBITION AGAINST TRANSFER. The options may not be transferred other than by will or the laws of descent and distribution, and during the option holder's lifetime shall be exercisable only by the option holder.

         TERMINATION OF SERVICE. IF, FOR ANY REASON, YOU ARE NOT AN ELIGIBLE EMPLOYEE OR ELIGIBLE DIRECTOR OF TSA OR ONE OF OUR SUBSIDIARIES FROM AUGUST 1, 2001 CONTINUOUSLY THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. This means that you must be actively employed, on an authorized leave of absence, or serving as a director from August 1, 2001 continuously through the date we grant the new options or you will not receive anything for your cancelled options that you tendered. After the grant date of new options under the 1999 Option Plan or the 1996 Option Plan, if the option holder ceases to be an employee or director of TSA for any reason other than disability or death, then the option holder shall have until the earlier of (1) the expiration date of such options, or (2) one month from the date of termination of the option holder's employment to exercise the new options to the extent to which the option holder would otherwise have been entitled to exercise the option on or prior to the date of such termination. To the extent the option holder is not entitled to exercise the options prior to the date of the option holder's termination, such outstanding and unexercised option shall immediately lapse and the option holder shall have no further rights with respect to it, effective as of the date of termination of the option holder's employment or directorship. After the grant date of new options under the 1994 Option Plan, if the option holder ceases to be an employee or director of TSA for any reason other than disability, death or retirement, then such options will terminate unless otherwise provided in the option agreement. Subject to the terms of the 1994 Option Plan, if the holder of a new option granted under the 1994 Option Plan retires, then such holder will have the right, at any time within three months after such retirement and prior to termination of the option, to exercise the option, whether or not such option was exercisable immediately prior to such retirement.

         To the extent permitted under the Option Plans and your option agreement, after the date of grant of the new options, if the option holder's employment or directorship with TSA is terminated due to disability or death, the options will be exercisable until the earlier of (1) the expiration date of such option, or (2) one year from the date of such disability or death.

         REGISTRATION OF OPTION SHARES. All shares of common stock issuable upon exercise of options under the Option Plans, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been registered under the Securities Act of 1933, as amended, on a registration statement on Form S-8 filed with the SEC.

         EFFECT OF CHANGE OF CONTROL. Under the 1999 Option Plan and the 1996 Option Plan, in the event of any offer to holders of TSA common stock relating to the acquisition of their shares through purchase, merger or otherwise, or an acquisition of substantially all of the assets or business of TSA, then the compensation committee may make such adjustments as it deems equitable in respect of the outstanding options granted under the 1999 Option Plan and 1996 Option Plan including the revision or cancellation of the options. Under the 1994 Option Plan, in the event of (1) a merger, consolidation or reorganization of TSA with one or more other corporations in which the TSA is not the surviving corporation, (2) a sale of substantially all of the assets of TSA, or (3) any transaction approved by our board of directors which results in any person other than an affiliate owning 80 percent or more of the combined voting power of all classes of TSA stock, then the 1994 Option Plan and all options granted under that plan will terminate, except to the extent provision is made in writing in connection with such transaction for the continuation of the plan or the assumption of the outstanding options, or for the substitution of new options covering the stock of a successor. In the event of any such termination of the 1994 Option Plan, each individual holding an option granted under that plan will have the right, subject to limitations on exercise set forth in the 1994 Option Plan, immediately prior to the occurrence of such termination and during a period of at least thirty days prior to termination of the plan, to exercise the option.

         AMENDMENT OF OPTION PLANS. Under the terms of each of the Option Plans, we can amend the terms of the plan. However, we cannot amend the plan to adversely affect the rights of the holders of options granted under such plan.

         U.S. FEDERAL INCOME TAX CONSEQUENCES OF NON-QUALIFIED STOCK OPTIONS. Under current law, because options granted under the Option Plans do not have a readily ascertainable value, an option holder will not realize taxable income upon the grant of a non-qualified stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.

         If an option holder tenders shares in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the shares tendered and the option holder will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and these new shares will be treated as having been held for the same holding period as the holding period applicable to the tendered shares. Additional newly acquired shares will have a tax basis equal to the fair market value of such shares on the date of exercise of the option. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

         FORM OF STOCK OPTION AGREEMENTS ISSUED IN FOREIGN JURISDICTIONS. In order to comply with the applicable laws of certain foreign jurisdictions, we have, from time to time, modified our form of Option Plan and option agreement for use solely in the jurisdiction in which the laws require such modifications. We intend to further modify the form of option agreement to be issued in foreign jurisdictions in connection with the grant of new options. We have distributed with this offer a short summary of the modifications that we intend to make. You should review this summary and consult with your individual tax, legal and investment advisor before deciding whether or not to participate in the offer.

         FOREIGN TAX CONSEQUENCES OF STOCK OPTIONS. All option holders subject to taxation in a foreign jurisdiction, whether by reason of your nationality, residence, or otherwise, should consult with their own personal tax advisors as to the consequences of the stock options. Tax consequences in foreign jurisdictions may vary depending on each individual's circumstances. We have distributed with this offer short summaries of some of those consequences with respect to some of the countries where our non-U.S. employees are located. If you are an employee or a director located outside the United States, you should review these summaries, and you should consult your individual tax advisor before deciding whether or not to participate in the offer. You should also consult your individual tax, legal and investment advisors if you have changed the country of your residence or the country in which you perform services for us since the grant date of your outstanding options.

         Our statements in this offer concerning the Option Plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Option Plan and the form of option agreement under that Option Plan, each of which is filed as an exhibit to the Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. See Section 16 for a discussion of how to obtain copies of the Option Plans and forms of option agreements.

9.       INFORMATION CONCERNING TSA.

         GENERAL. We develop, market, install and support a broad line of software products and services primarily focused on facilitating electronic payments ("e-payments") and electronic commerce ("e-commerce"). In addition to our own products, we distribute or act as a sales agent for software developed by third parties. The products and services are used principally by financial institutions, retailers and e-payment processors, both in domestic and international markets. Our products and services are organized into three business units: Consumer e-Payments, Electronic Business Infrastructure and Corporate Banking e-Payments.

         CONSUMER E-PAYMENTS. During the fourth quarter of fiscal 2000, we combined our Consumer Banking, Electronic Commerce and Internet Banking operating units into the Consumer e-Payments business unit. Products in this business unit represent our largest product line and include our most mature and well-established applications. Within this business unit are two software product groups: Payment Systems and Acquiring Systems. Applications within the Payment Systems product group include BASE24, OCM24, WINPAY24, TRANS24, NET24 middleware, and a variety of Payments Management solutions. The Acquiring Systems product group includes our i24, e24, Smart Card and Community Banking applications. Financial institutions, retailers and e-payment processors use our products to route and process transactions for Automated Teller Machine (ATM) networks; process transactions from traditional Point of Sale (POS) devices, wireless devices and the Internet; handle PC and phone banking transactions; control fraud and money laundering; process Electronic Benefit Transfer (EBT) transactions; authorize checks; establish frequent shopper programs; automate settlement, card management and claims processing; and issue and manage multi-functional applications on smart cards. Products in the Consumer e-Payments business unit represented approximately 73% of our fiscal 2000 revenue. The Payment Systems and Acquiring Systems products, except community banking products, are marketed and supported through ACI Worldwide Inc ("ACI"), a wholly-owned subsidiary. ACI sells and supports the products and services through three distribution networks: the Americas, Europe/Middle East/Africa ("EMEA") and Asia/Pacific. Each distribution network has its own sales force and supplements this with reseller and/or distributor networks. The community banking products are marketed and supported through Regency Systems, Inc. ("Regency"), a wholly-owned subsidiary. During fiscal years 2000 and 1999, approximately 61% and 60%, respectively, of our total Consumer e-Payments revenues resulted from international operations. During fiscal years 2000, 1999 and 1998, approximately 55%, 66% and 63%, respectively, of our total revenues were derived from licensing the BASE24 family of products and providing related services and maintenance, and approximately 76%, 84% and 81%, respectively, of our Consumer e-Payments revenues were derived from licensing the BASE24 family of products and providing related services and maintenance.

         ELECTRONIC BUSINESS INFRASTRUCTURE (INSESSION). Products in this business unit facilitate communication, data movement, monitoring of systems and business process automation across computing systems involving mainframes, distributed computing networks and the Internet and its products include ICE, Enguard, WorkPoint and Extractor/Replicator. Electronic Business Infrastructure products and services represented approximately 14% of our fiscal 2000 revenue. Electronic Business Infrastructure products and services are marketed and supported primarily through our Insession organization, which has its own global sales and support organization. During fiscal years 2000 and 1999, approximately 37% and 32%, respectively, of our total Electronic Business Infrastructure revenues resulted from international operations. In fiscal years 2000, 1999 and 1998, approximately 71%, 73% and 64%, respectively, of our Electronic Business Infrastructure revenues were derived from licensing and maintenance of the ICE family of products.

         CORPORATE BANKING E-PAYMENTS. Our Corporate Banking e-Payments solutions include products for high value payments processing, bulk/recurring payments processing, wire room processing, global messaging, integration payments management and Continuous Link Settlement processing and are collectively referred to as PaymentWare. The high value payments processing product is Money Transfer System ("MTS") and is used by financial institutions to facilitate business-to-business e-payments. The bulk and recurring payments processing product is Co-ACH and is used by financial institutions to automatically deposit paychecks and process other automated clearing house ("ACH") transactions. Products in the Corporate Banking e-Payments business unit represented approximately 12% of our fiscal 2000 revenue. Our Corporate Banking e-Payments business unit has its own global sales and support organization. During fiscal years 2000 and 1999, approximately 38% and 8%, respectively, of our total Corporate Banking e-Payments revenues resulted from international operations. During fiscal years 2000, 1999 and 1998, approximately 54%, 70% and 68%, respectively, of our Corporate Banking e-Payments revenues were derived from licensing and maintenance of the MTS application and approximately 32%, 11% and 18%, respectively, of our Corporate Banking e-Payments revenues were derived from licensing and maintenance of the Co-ACH.

         We previously announced that we plan to direct the majority of our focus on our Consumer e-Payments business unit. In furtherance of that plan, we have transferred our ownership interest in a significant portion of our health payment systems that we previously operated and integrated the remainder of that business into our Consumer e-Payments business unit. We continue to explore internally, and with third parties, various alternatives with respect to portions of our business that may not be consistent with our focus on Consumer e-Payments. We are also continuing our external search for a new chief executive officer due to the resignation of William E. Fisher in May 2001.

         For detailed financial information about us, you should review our most recent annual and quarterly reports filed with the SEC. See Section 16 to find out how you can obtain copies of such reports. In addition, our earnings of $44.7 million covered our fixed charges of $401,000 by a ratio of 111.47% for the fiscal year ended September 30, 1999 and our earnings of $2.11 million covered our fixed charges of $912,000 by a ratio of 2.31% for the fiscal year ended September 30, 2000. However, our earnings of $(17.956) million for the six months ended March 31, 2001 were inadequate to cover our fixed charges of $1.38 million for that period. Our book value per share was $6.97 as of March 31, 2001.

         Except as otherwise disclosed in this offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

         (a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

         (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

         (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

         (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

         (e) any other material change in our corporate structure or business;

         (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

         (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

         (h)      the suspension of our obligation to file reports pursuant to
                  Section 15(d) of the Securities Exchange Act of 1934, as amended;

         (i) the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or

         (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

         We are incorporated in Delaware. Our principal executive offices are located at 224 South 108th Avenue, Omaha, Nebraska 68154 and our telephone number is (402) 334-5101.

         For additional information about us, we recommend that you review the materials that we have filed with the SEC and have described in Section 16.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

         A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of August 1, 2001, our executive officers and non-employee directors as a group beneficially owned options outstanding under the Option Plans to purchase a total of 832,056 shares of our common stock, which represented approximately 26% of the shares subject to all options outstanding under the Option Plans as of that date. All of these options to purchase shares of common stock are eligible to be tendered in the offer except for the options held by employees who are not "eligible employees" or directors who are not "eligible directors." The following table sets forth, for each of our executive officers and directors, the beneficial ownership of options outstanding as of August 1, 2001.

                                       NUMBER OF OPTIONS TO PURCHASE             PERCENTAGE OF TOTAL ELIGIBLE
NAME OF BENEFICIAL OWNER                                COMMON STOCK                          OPTIONS OUTSTANDING
------------------------                       -----------------------------             ----------------------------
Gregory J. Duman                                           23,000                                      0.72%
  Chairman of the Board
Roger K. Alexander                                         24,000                                      0.75%
  Director
Charles E. Noell, III                                      24,000                                      0.75%
  Director
Jimmy D. Kever                                             36,000                                      1.12%
  Director
Larry G. Fendley                                          136,000                                      4.24%
  Chief Executive Officer, President
  and Director
Dwight G. Hanson                                          127,243                                      3.97%
  Treasurer, Chief Financial Officer,
  and Senior Vice President - Corporate
  Finance & Administrative Services
David P. Stokes                                           105,466                                      3.29%
  Secretary and Vice President - Legal
Edward H. Mangold                                          75,162                                      2.34%
  Senior Vice President - Sales
Jeffrey H. Hale                                            84,757                                      2.64%
  Senior Vice President -
  Strategic Business Development
Mark R. Vipond                                            109,428                                      3.41%
  Senior Vice President - Consumer e-Payments
Anthony J. Parkinson                                       36,000                                      1.12%
  Senior Vice President - Electronic Business
  Infrastructure
Dennis D. Jorgensen                                        32,000                                      1.00%
  Senior Vice President - Corporate Banking
  e-Payments
Edward C. Fuxa                                             19,000                                      0.59%
  Chief Accounting Officer & Controller
                                                      -----------                                -----------
                                                          832,056                                     25.93%
                                                      ===========                                ===========


         During the 60 days prior to August 1, 2001, we did not grant any options to our executive officers or directors.

         On January 11, 2001, we issued the following securities as consideration for the acquisition of all of the outstanding securities of MessagingDirect Ltd., an Alberta, Canadian company:

         o        1,778,429 shares of our common stock.

         o 1,410,942 shares of Exchangeable Shares of TSA Exchangeco Limited, a Nova Scotia subsidiary of TSA. The Exchangeable Shares are designed to have economic rights equivalent our common stock and can be exchanged on a one-for-one basis into shares of our common stock. The voting rights of the Exchangeable Shares are described below.

         o One share of our Special Preferred Voting Stock. This share was issued to Wells Fargo Bank Minnesota, National Association, as Trustee of the trust created for the benefit of holders of the Exchangeable Shares. The Special Preferred Voting Stock entitles the Trustee to cast the number of votes equal to the number of Exchangeable Shares outstanding voting as a single class with the common stock. Each holder of Exchangeable Shares is entitled to instruct the Trustee on how to vote with respect to such holder's Exchangeable Shares.

         o Options to purchase 167,980 shares of our common stock. These options were issued to holders of MessagingDirect Ltd. employee stock options to replace those options. The replacement options have an exercise price of one cent per share of our common stock because pursuant to the terms of the acquisition the number of shares covered by the options was reduced by a formula intended to replicate a cashless exercise.

         On January 11, 2001, TSA Exchangeco Limited issued 600,000 shares of nonvoting, dividend bearing preferred stock to one of our subsidiaries which in turn sold them to ten of our employees who are not executive officers. The purchase price for the preferred shares was 1,490,000 Canadian dollars which equated to one million U.S. dollars on that date. The shares are exchangeable by the holders for a total of 67,679 shares of our common stock, subject to adjustment, after two years from the date of issuance or earlier upon a change of control. TSA Exchangeco Limited or other of our subsidiaries may elect to redeem the preferred shares after two years, or earlier upon a change of control or termination of employment of the holder, for our shares of common stock with a market value (as determined based on an average market price) at the time of redemption equal to the greater of (i) the purchase price (plus any accrued and unpaid dividends) and (ii) the fair market value of the preferred shares as determined pursuant to the preferred share provisions. If the preferred shares have not been earlier exchanged or redeemed, then they are to be redeemed for cash equal to the purchase price plus any accrued but unpaid dividends on the fifth anniversary date of their issuance.

         In January 2001, our Board of Directors approved an amendment to the 1999 Option Plan, subject to the approval of the stockholders at the annual meeting on February 20, 2001, to increase the number of shares of common stock for which options may be granted under that plan to 3,000,000 from 2,000,000. The stockholders approved the increase at the annual meeting. See Section 8.

         Effective May 1, 2001, we entered into an Agreement and Release of All Claims with William E. Fisher, our former Chief Executive Officer and acting Chairman of the Board. Pursuant to the agreement, we agreed to allow Mr. Fisher three years from the effective date to exercise all stock options that were vested as of the effective date that had been granted under the Transaction Systems Architects, Inc. 1997 Management Stock Option Plan. As of the effective date, Mr. Fisher held vested options to purchase 100,000 shares of common stock, none of which were granted under the Option Plans. None of the options held by Mr. Fisher are eligible for exchange pursuant to this offer.

         Effective May 18, 2001, we entered into an Agreement and Release of All Claims with David C. Russell, our former President. Pursuant to the agreement, we agreed to allow Mr. Russell 18 months from the effective date of the agreement to exercise all stock options and other rights which were vested as of that date and which were granted under any of the Option Plans, the Transaction Systems Architects, Inc. 1997 Management Stock Option Plan, the Transaction Systems Architects, Inc. 1999 Employee Stock Purchase Plan or any similar plan that we have adopted. As of the effective date, Mr. Russell held vested options to purchase 38,928 shares of common stock under the Option Plans, together with 100,000 shares of common stock under our other plans. Mr. Russell is not an "eligible employee" or "eligible director" as contemplated by this offer and is not eligible to tender any options for exchange pursuant to this offer.

         Except as otherwise described above and ordinary course purchases under our 401k or employee stock purchase plans, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by us, or to our knowledge, by any of our executive officers directors, affiliates or subsidiaries. In addition, except as otherwise described above, neither we nor, to our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities (including any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

         Options we acquire pursuant to the offer will be cancelled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the same Option Plan as the cancelled option, including for issuance upon the exercise of new options issued by us pursuant to the offer. To the extent such shares are not fully issued or reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

         Many of our eligible employees and eligible directors hold options with exercise prices significantly higher than the current market price of our common stock. We believe it is in our best interest to offer these employees and directors an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable eligible employees and eligible directors to immediately receive replacement options with a lower exercise price. However, the repriced options would be subject to variable accounting, which would require us to record additional compensation expense each quarter until the repriced options were exercised, cancelled or expired. Furthermore, if we were to cancel a stock option and issue another option with an exercise price that is lower than the exercise price of the cancelled option within the shorter of (1) the six-month period immediately prior to the date on which the option was required to be tendered for cancellation or
(2) the period from the date of grant of the cancelled option to the date on which the option was required to be tendered for cancellation, the cancellation and exchange would be deemed a repricing that results in variable accounting. The cancellation of an existing option and the issuance of another option within this time period will be deemed a repricing even if the issuance of the second option occurs before the cancellation of the first option.

12.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in Section 6.

13.      MATERIAL U.S. FEDERAL INCOME AND OTHER TAX CONSEQUENCES.

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

         We believe that the exchange of tendered options for the commitment to grant new options is a non-taxable event. Administrative and judicial interpretations of Section 83 of the Code indicate that the exchange of an option without a readily ascertainable fair market value, as defined in the Treasury regulations, for a commitment to grant a new option without a readily ascertainable fair market value is a non-taxable event. As the value of neither the tendered options nor the commitment to grant the new options is readily ascertainable at the time of the exchange, the exchange should be a non-taxable event. Therefore, the option holders who exchange outstanding options for the commitment to grant new options should not be required to recognize income for federal tax purposes at the time of the exchange.

         We also believe that the exchange of tendered options for new options will be treated as a non-taxable exchange. Administrative and judicial interpretations of Section 83 of the Code indicate that the substitution of one option without a readily ascertainable fair market value for another option is a non-taxable event. As neither the value of the tendered options nor the value of the new options is readily ascertainable at the time of the exchange, the exchange should be a non-taxable event. Therefore, the option holders who exchange outstanding options for new options should not be required to recognize income for federal tax purposes at the time of the exchange.

         We also believe that the grant of new options should not be recognized as taxable income. The Treasury regulations under Section 83 of the Code generally provide that the grant of an option without a readily ascertainable fair market value is a non-taxable event. Therefore, at the date of grant of the new options, the option holders should not be required to recognize additional income for federal tax purposes.

         WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

         All option holders subject to taxation in a foreign jurisdiction, whether by reason of your nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in the offer. Tax consequences in foreign jurisdictions may vary depending on each individual's circumstances. We have distributed with this offer short summaries of some of those consequences with respect to some of the countries where our non-U.S. employees are located. If you are an employee located outside the United States, you should review these summaries, and you should consult your individual tax advisor before deciding whether or not to participate in the offer.

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

You should also consult your individual tax, legal and investment advisors if you have changed the country of your residence or the country in which you perform services for us since the grant date of your outstanding options.

14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, as amended, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

         Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Omaha, Nebraska time, on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change.

         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

15.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16.      ADDITIONAL INFORMATION.

         With respect to the offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

         We are subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, are obligated to file reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information, including the Schedule TO, our annual report on Form 10-K for the fiscal year ended September 30, 2000, our quarterly report for the quarter ended March 31, 2001 and our proxy statement dated January 19, 2001 can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 2120, Washington D.C. 20549; and at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, New York, New York 10048. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary charges, from the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Information about the operation of this public reference room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that

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

contains reports, proxy statements and information statements and other information regarding registrants, including TSA, that file electronically with the SEC.

17.      MISCELLANEOUS.

         We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ACCEPTANCE LETTER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                       Transaction Systems Architects, Inc.
August 1, 2001

                                   SCHEDULE A

           INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS

                                       OF

                      TRANSACTION SYSTEMS ARCHITECTS, INC.

         The directors and executive officers of Transaction Systems Architects, Inc. and their positions and offices as of July 31, 2001, are set forth in the following table:


-------------------------------------- -----------------------------------------------------------------------------------
NAME                                   POSITION AND OFFICES HELD
-------------------------------------- -----------------------------------------------------------------------------------
Gregory J. Duman                       Chairman of the Board
-------------------------------------- -----------------------------------------------------------------------------------
Roger K. Alexander                     Director
-------------------------------------- -----------------------------------------------------------------------------------
Charles E. Noell, III                  Director
-------------------------------------- -----------------------------------------------------------------------------------
Jimmy D. Kever                         Director
-------------------------------------- -----------------------------------------------------------------------------------
Larry G. Fendley                       Chief Executive Officer, President, and Director
-------------------------------------- -----------------------------------------------------------------------------------
Dwight G. Hanson                       Treasurer,  Chief Financial Officer, and Senior Vice President - Corporate Finance
                                       & Administrative Services
-------------------------------------- -----------------------------------------------------------------------------------
David P. Stokes                        Secretary and Vice President - Legal
-------------------------------------- -----------------------------------------------------------------------------------
Edward H. Mangold                      Senior Vice President - Sales
-------------------------------------- -----------------------------------------------------------------------------------
Jeffrey S. Hale                        Senior Vice President - Strategic Business Development
-------------------------------------- -----------------------------------------------------------------------------------
Mark R. Vipond                         Senior Vice President - Consumer e-Payments
-------------------------------------- -----------------------------------------------------------------------------------
Anthony J. Parkinson                   Senior Vice President - Electronic Business Infrastructure
-------------------------------------- -----------------------------------------------------------------------------------
Dennis D. Jorgensen                    Senior Vice President - Corporate Banking e-Payments
-------------------------------------- -----------------------------------------------------------------------------------
Edward C. Fuxa                         Chief Accounting Officer & Controller
-------------------------------------- -----------------------------------------------------------------------------------

         The address of each director and executive officer is: c/o Transaction Systems Architects, Inc., 224 South 108th Avenue, Omaha, Nebraska 68154.

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